Exhibit 10.5
NOTICE OF LONG TERM INCENTIVE PLAN RESTRICTED STOCK AWARD CHANGES
Certain changes to restricted stock agreements for awards granted on or after January 1, 2011 are being implemented effective January 15, 2014. The changes are generally favorable to you in that they provide for vesting of more awards in the event of certain terminations of employment.
The following is a more detailed summary of the changes:

•
Death/Disability/Retirement/Without Cause or Good Reason (without a Change in Control) Termination Events. The changes eliminate the requirement that shares be “eligible” in order for them to vest under the termination provisions.

◦
In the event an employee’s employment is terminated as a result of death, Disability or retirement, or his or her employment is terminated by the Company without Cause (not in connection with a Change in Control), or an employee terminates for Good Reason (see new definition below) (also not in connection with a Change in Control), a pro-rata portion of all unvested restricted shares (without regard to eligibility) shall vest (or remain outstanding and eligible to vest in the case of performance-vesting restricted stock) upon such termination consistent with the pro-rata vesting provisions contained in the applicable award agreement; provided, that, in the case of performance-vesting restricted shares, vesting will be contingent on meeting the applicable stock price threshold as provided in the award agreement.

◦	Any restricted stock not vesting in accordance with the foregoing will be cancelled.

•
Change of Control Termination Event. If, within thirty (30) days prior or twelve (12) months following completion of a Change of Control or at any time prior to a Change in Control at the request of a prospective purchaser whose proposed purchase would constitute a Change of Control upon its completion, the Company, or any of its Subsidiaries , terminates the employee’s employment without Cause or the employee terminates his or her employment with Good Reason (as defined below), the employee will continue to be entitled to immediate full vesting of all outstanding unvested restricted stock but without regard to eligibility and subject, however, to the provisions contained in the applicable award agreement. Any restricted stock not vesting in accordance with the foregoing will be cancelled and forfeited.

•
New “Good Reason” Definition. For purposes of applying the Good Reason termination provisions above, a new definition of Good Reason will be added to any employee’s award agreement. Prior award agreements did not contain a definition of Good Reason.

◦
“Good Reason” will be as defined in the employee’s employment agreement, if any. If the employee does not have an employment agreement that defines “Good Reason,” then “Good Reason” will mean any of these events that occur without the employee’s prior written consent: (i) any reduction in employee’s then annual base salary, (ii) any failure to pay employee’s compensation when due; or (iii) relocation of employee’s primary workplace to a location that is more than fifty (50) miles from the office where the

Notice of LTIP Award Agreement Changes (Restricted Stock Awards)

employee is then assigned to work as the employee’s principal office; (in each case “(i)” through “(iii)” only if the employee objects in writing within thirty (30) days after being informed of such condition and unless Company retracts and/or rectifies the claimed Good Reason within fifteen (15) days following Company’s receipt of timely written objection from the employee); provided, however, that a termination of employment will not be considered on account of Good Reason unless it occurs no later than fifteen (15) days following the maximum period for the Company to retract or rectify the claimed Good Reason.

These changes will only be effective for restricted stock agreements covering awards held by any current employee of the Company on January 15, 2014. These changes were approved and adopted by the Compensation and Benefits Committee in accordance with the Committee’s authority under the 2009 Stock Incentive Plan.